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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Primus Telecommunications Group, Incorporated
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PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

1700 Old Meadow Road
McLean, Virginia 22102

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 6, 2002

Dear Stockholder:

        You are cordially invited to attend the 2002 Annual Meeting of Stockholders of Primus Telecommunications Group, Incorporated, a Delaware corporation (the "Company"), to be held at 10:00 a.m., local time, on June 6, 2002 at the McLean Hilton—Tysons Corner, 7920 Jones Branch Drive, McLean, VA 22102 for the following purposes:

  1.
  To elect two directors of the Company, each to serve a three-year term until the 2005 Annual Meeting of Stockholders. The current Board of Directors has nominated and recommended for such election as directors the following persons: K. Paul Singh and John F. DePodesta.

  2.
  To transact such other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof.

        The Board of Directors has fixed April 30, 2002 as the record date for determining the stockholders entitled to receive notice of and vote at the Annual Meeting of Stockholders and any adjournment or postponement thereof. Such stockholders may vote in person or by proxy. The stock transfer books of the Company will not be closed. The accompanying form of proxy is solicited by the Board of Directors of the Company.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE SELF-ADDRESSED ENVELOPE, ENCLOSED FOR YOUR CONVENIENCE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU DECIDE TO ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOU MAY REVOKE YOUR PROXY BY WRITTEN NOTICE AT THAT TIME.

By Order of the Board of Directors,

K. Paul Singh Chairman of the Board of Directors, President and Chief Executive Officer

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

1700 Old Meadow Road
McLean, Virginia 22102

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON
June 6, 2002

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Primus Telecommunications Group, Incorporated, a Delaware corporation (the "Company"), in connection with the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at 10:00 a.m., local time, on June 6, 2002 at the McLean Hilton—Tysons Corner, 7920 Jones Branch Drive, McLean, VA 22102, and at any adjournments or postponements thereof for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This solicitation is made by the Board of Directors of the Company. This Proxy Statement and the accompanying Proxy Card are being mailed on or about May 1, 2002 to stockholders of record of the Company on April 30, 2002.

        Please complete, date and sign the accompanying Proxy Card and return it promptly to the Company in the enclosed envelope.

        Stockholders Entitled to Vote.    Holders of record of the Company's common stock, par value $.01 per share (the "Common Stock"), at the close of business on April 30, 2002 (the "Record Date") are entitled to receive Notice of the Annual Meeting and vote such shares held by them at the Annual Meeting or at any adjournments or postponements thereof. Each share of Common Stock outstanding on the Record Date entitles its holder to cast one vote on the election of each nominee for director and on any other matter that may properly come before the Annual Meeting. As of April 15, 2002, there were 64,800,912 shares of Common Stock outstanding and entitled to vote.

        Quorum.    The presence at the meeting, either in person or by proxy, of stockholders entitled to cast a majority of the votes entitled to be cast at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions, votes withheld and broker non-votes (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which the broker or nominee is not voting on a particular proposal) will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining if a quorum exists. Stockholders are not entitled to cumulative voting in the election of directors. Directors are elected by the affirmative vote of a plurality of the votes of the shares entitled to vote, present in person or represented by proxy, and votes may be cast in favor of or withheld from each director nominee.

        Voting.    If the accompanying Proxy Card is properly signed, returned to the Company and not revoked, it will be voted as directed by the stockholder. The persons designated as proxy holders on the Proxy Card will, unless otherwise directed, vote the shares represented by such proxy IN FAVOR OF the election of all nominees for the Board of Directors named in this Proxy Statement and as recommended by the Board of Directors with regard to any other matters, or, if no such recommendation is given, in their own discretion.

        Revocation of a Proxy.    A stockholder may revoke a previously granted proxy at any time before it is exercised by filing with the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

        You should rely only on the information provided in this Proxy Statement. We have authorized no one to provide you with different information. You should not assume that the information in this Proxy Statement is accurate as of any date other than the date of this Proxy Statement or, where information relates to another date set forth in this Proxy Statement, then as of that date.

PROPOSAL 1

ELECTION OF DIRECTORS

        The Company's Board of Directors is divided into three classes with staggered three-year terms. Currently, the Board of Directors has six members. The terms of current Directors K. Paul Singh and John F. DePodesta expire at the Annual Meeting, while the terms of the remaining Directors expire at the respective annual meetings of stockholders to be held in 2003 or 2004, as specified below. Messrs. Singh and DePodesta have been nominated and recommended for election to serve as directors for a three-year term expiring at the Annual Meeting of Stockholders to be held following the year ending December 31, 2004 (the "2005 Annual Meeting"). If, for any reason, at the time of election, any of the nominees named should decline or be unable to accept his nomination or election, it is intended that such proxy will be voted in favor of the election, in the nominee's place, of a substituted nominee, who would be recommended by the Board of Directors. The Board of Directors, however, has no reason to believe that any of the nominees will be unable or unwilling to serve as a director.

Information Regarding Directors

        The information set forth below is submitted with respect to the nominees for election to the Board of Directors, as well as those Directors whose terms of office are continuing after the Annual Meeting. There are no family relationships among any of the directors of the Company.

Nominees for Election to the Board of Directors for a Three-Year Term Expiring at the 2005 Annual Meeting of Stockholders

        K. Paul Singh, 51, co-founded the Company in 1994 with Mr. DePodesta and serves as its Chairman, President and Chief Executive Officer. From 1991 until he co-founded the Company, he served as the Vice President of Global Product Marketing for MCI Communications Corporation ("MCI"). Prior to joining MCI, Mr. Singh was the Chairman and Chief Executive Officer of Overseas Telecommunications, Inc. ("OTI"), a provider of private digital communications in over 26 countries which he founded in 1984 and which was purchased by MCI in 1991.

        John F. DePodesta, 57, co-founded the Company in 1994 with Mr. Singh, and serves as a director and its Executive Vice President. In addition to his position with the Company, Mr. DePodesta also currently serves as the Chairman of the Board of Iron Road Railways Incorporated ("Iron Road"), which he co-founded in 1994. He served as Senior Vice President, Law and Public Policy, of Genesis Health Ventures, Inc. ("GHV") from January 1996 through March 1998. Additionally, from 1994 to 1999, he served as "of counsel" to the law firm of Pepper Hamilton LLP, where he was previously a partner since 1979. Before joining Pepper Hamilton LLP, Mr. DePodesta served as the General Counsel of Consolidated Rail Corporation. In 2001, Bangor & Aroostook Railroad Company, a wholly-owned subsidiary of Iron Road, entered Chapter 11 bankruptcy proceedings and the Quebec Southern Railway Company Ltd., a wholly-owned subsidiary of Iron Road, filed a Notice of Intention to Make a Proposal under provisions of the Bankruptcy and Insolvency Act of Canada.

        The Board of Directors recommends a vote IN FAVOR OF Proposal 1 to elect the two nominees. If no instructions are given on a properly executed and returned proxy, the shares of Common Stock represented thereby will be voted IN FAVOR OF Messrs. Singh and DePodesta.

Incumbent Directors—Terms Expiring at the 2003 Annual Meeting of Stockholders

        David E. Hershberg, 64, became a director of the Company in 1995. Mr. Hershberg is the founder, and has, since 1994, been Chairman and Chief Executive Officer of GlobeComm Systems, Inc., a system integrator of satellite earth stations. From 1976 to 1994, Mr. Hershberg was the President and Chief Executive Officer of Satellite Transmission Systems, Inc., a global provider of satellite telecommunications equipment, and became a Group President of California Microwave, Inc., a company that acquired Satellite Transmission Systems, Inc.

        Nick Earle, 44, became a director of the Company in February 2001. Mr. Earle is currently the Chief Executive Officer of Streamserve Inc. From August 2000 to April 2001, Mr. Earle was the President and General Manager of Europe, Middle East and Africa division of Ariba Inc., an international software company. Prior to joining Ariba, Mr. Earle served in many positions with Hewlett-Packard Co. ("HP") from 1983 through July 2000. From August 1999 through July 2000, Mr. Earle served as President of HP's Internet incubator, E-Services Solutions, where he directed product development, investments and strategic alliances. From 1996 through 1999 Mr. Earle served as Vice President of Worldwide Marketing, Computer Systems and then as Chief Marketing Officer, Enterprise Computing for HP. Prior to joining HP, Mr. Earle was Senior Manager of Mergers and Acquisitions for Citicorp Merchant Bank, London, from 1981 to 1983.

Incumbent Directors—Terms Expiring at the 2004 Annual Meeting of Stockholders

        John G. Puente, 71, became a director of the Company in 1995. Mr. Puente also serves on the Board of Directors of Via Net.Works, Inc. and MICROS s\Systems, Inc. From 1987 to 1995, Mr. Puente was Chairman of the Board and Chief Executive Officer of Orion Network Systems, a satellite telecommunications company. Mr. Puente was Chairman of the Board of Telogy Networks, Inc., a privately-held company. Prior to joining Orion, Mr. Puente was Vice Chairman of M/A-Com Inc., a diversified telecommunications and manufacturing company, which he joined in 1978 when M/A-Com acquired Digital Communications Corporation, a satellite terminal and packet switching manufacturer of which Mr. Puente was a founder and Chief Executive Officer.

        Douglas M. Karp, 47, became a director of the Company in June 1998. Mr. Karp has been a Managing Partner of Pacific Partners LLC, an investment firm, since August 2000. Prior to August 2000, Mr. Karp was a Managing Director of E.M. Warburg, Pincus & Co., LLC (or its predecessor, E.M. Warburg, Pincus & Co., Inc.) since May 1991. Prior to joining E.M. Warburg, Pincus & Co., LLC, Mr. Karp held several positions with Salomon Inc. including Managing Director from January 1990 to May 1991, Director from January 1989 to December 1989 and Vice President from October 1986 to December 1988. Mr. Karp is a director of StarMedia Network Inc. and several privately held companies.

Meetings of the Board of Directors; Committees

        During the year ended December 31, 2001, the Board of Directors held eight meetings and acted by written consent on one occasion. Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and of any meetings of committees of the Board of Directors on which he served.

        The Board of Directors has an Audit Committee and a Compensation Committee. The Board of Directors has delegated certain functions to these committees as follows:

        Audit Committee.    During the year ended December 31, 2001, the Audit Committee held three meetings. The Audit Committee currently consists of Messrs. Puente (Chairman) and Karp, after the resignation of Mr. Herman Fialkov in August 2001. The Board is currently searching for a replacement for Mr. Fialkov, and it is expected that this replacement also will serve on the Audit Committee. The Audit Committee has the authority and responsibility to hire one or more independent public accountants to audit the Company's books, records and financial statements and to review the Company's systems of accounting (including its systems of internal control), to discuss with such independent public accountants the results of such audit and review, to conduct periodic independent reviews of the systems of accounting (including systems of internal control), and to make reports periodically to the Board of Directors with respect to its findings.

        All of the members of the Audit Committee are independent of the Company (as defined in Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards).

        Compensation Committee.    During the year ended December 31, 2001, the Compensation Committee, which consists of Messrs. Hershberg (Chairman) and Earle, held one meeting and acted by written consent on six occasions. The Compensation Committee is responsible for fixing the compensation of the Chief Executive Officer and the other executive officers, deciding other compensation matters such as those relating to the operation of the Primus Telecommunications Group, Incorporated Stock Option Plan, as amended (the "Employee Option Plan"), and the Director Stock Option Plan of Primus Telecommunications Group, Incorporated, as amended (the "Director Option Plan"), including the award of options under the Employee Option Plan, and approving certain aspects of the Company's management bonus plan.

Compensation of Directors

        The Company pays non-employee directors an annual fee of $20,000 and will reimburse their expenses for attending meetings. In addition, the Company grants each person who becomes a non-employee Director on the date of initial election, and upon each date of re-election, options to purchase 45,000 shares of the Common Stock pursuant to the Director Option Plan, which options have an exercise price equal to the fair market value of the Common Stock as of the grant date and vest one-third upon the grant date, and one-third on each of the first and second anniversaries of the grant dates.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers

        The following table and biographies set forth information concerning the individuals who serve as executive officers of the Company.

Name	Age	Position	Year or Expiration of Term as Director
K. Paul Singh	51	Chairman of the Board of Directors, President and Chief Executive Officer	2002
John F. DePodesta	57	Executive Vice President and Director	2002
Neil L. Hazard	49	Executive Vice President, Chief Operating Officer and Chief Financial Officer	N/A
Jay Rosenblatt	36	Senior Vice President, Global Carrier Services	N/A
John Melick	43	Senior Vice President of International Business Development	N/A
Danielle Saunders	36	Vice President, General Counsel and Corporate Development	N/A

        The biographies of Messrs. Singh and DePodesta appear under the caption "Election of Directors—Nominees for Election to the Board of Directors for a Three-Year Term Expiring at the 2005 Annual Meeting of Stockholders" on page 2.

        Neil L. Hazard joined the Company in 1996 as its Executive Vice President and Chief Financial Officer. Beginning in June 2001, Mr. Hazard also began serving as Chief Operating Officer of the Company. Prior to joining the Company, Mr. Hazard was employed by MCI from 1991 through 1996 in several executive positions, most recently as its Director of Corporate Accounting and Financial Reporting, responsible for consolidation of MCI's financial results, external reporting to stockholders and securities compliance reporting. Mr. Hazard served as acting Controller of MCI for six months and as Director of Global Product Marketing. Prior to joining MCI in 1991, Mr. Hazard served as the Chief Financial Officer of OTI.

        Jay Rosenblatt has served as Co-President of Primus Telecommunications, Inc. in the United States since June 2001. He also continues to serve as Senior Vice President for the Global Service Providers Division, which he formed in 1996. He originally joined the Company in 1994 as the Director of Marketing and Sales responsible for the commercial programs. Prior to joining the Company, Mr. Rosenblatt was with MCI as the marketing manager responsible for private network services in the Americas and Caribbean region.

        John Melick joined the company in 1994 as its Vice President of Sales and Marketing and since 1996, has served as Senior Vice President of International Business Development. Beginning in June 2001, Mr. Melick also began serving as Co-President of Primus Telecommunications, Inc. in the United States. Prior to joining Primus, Mr. Melick joined MCI in 1991 as a result of its acquisition of OTI where he worked from 1987 through 1991.

        Danielle Saunders joined Primus in March 1999 as Vice President of Business Development, focusing on the Company's data/Internet initiatives. In May 2001, Ms. Saunders also became the Company's General Counsel. From July 1996 until March 1999, Ms. Saunders was Senior Counsel at Teleglobe International Corporation actively involved in the development and rollout of new product offerings, as well as the formation of strategic ventures on a worldwide basis. Prior to Teleglobe, she was in the private practice of law at Shaw Pittman LLP in the areas of public and private financings and mergers and acquisitions, with a focus on technology and telecommunications companies.

Summary Compensation Table

        The following table sets forth, for the years ended December 31, 2001, 2000 and 1999 certain compensation information with respect to the Company's Chief Executive Officer and the four highest paid other Company executive officers as of December 31, 2001 (the "Named Executive Officers").

Long-Term Compensation
Annual Compensation
Name & Title						Securities Underlying Options/SARs (#)
	Year	Salary		Bonus
K. Paul Singh, Chairman of the Board of Directors, President and Chief Executive Officer	2001 2000 1999	$ $ $	400,000 400,000 267,407	$ $ $	375,000 275,000 250,000	686,434 125,000 100,000
John F. DePodesta, Executive Vice President and Director	2001 2000 1999	$ $ $	300,000 300,000 210,087	$ $ $	325,000 200,000 200,000	243,334 100,000 50,000
Neil L. Hazard, Executive Vice President, Chief Operating Officer and Chief Financial Officer	2001 2000 1999	$ $ $	250,000 250,000 179,375	$ $ $	375,000 200,000 160,000	148,334 60,000 25,000
Jay Rosenblatt, Senior Vice President, Global Carrier Services	2001 2000 1999	$ $ $	200,000 200,000 151,744	$ $ $	262,500 97,500 40,000	115,025 45,000 25,000
John Melick, Senior Vice President of International Business Development	2001 2000 1999	$ $ $	200,000 200,000 163,638	$ $ $	262,500 97,500 25,000	95,000 40,000 20,000

Stock Option Grants in 2001

        Under the Employee Option Plan, options to purchase the Common Stock are available for grant to all employees of the Company. The following table summarizes certain information regarding stock options to purchase Common Stock granted to the Named Executive Officers during the year ended December 31, 2001.

						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation Over Option Term
					% of Total Options Granted to Employees in 2001
Name & Title	Options Granted	Exercise Price Per Share		Expiration Date
						5%(1)	10%(1)
K. Paul Singh, Chairman of the Board of Directors, President and Chief Executive Officer	180,000 506,434	$ $	2.38 0.90	1/2/2011 7/9/2011

	686,434				16.45%	$1,438,787	$2,291,028
John F. DePodesta, Executive Vice President and Director	100,000 143,334	$ $	2.38 0.90	1/2/2011 7/9/2011

	243,334				5.83%	$596,991	$950,608
Neil L. Hazard, Executive Vice President, Chief Operating Officer and Chief Financial Officer	80,000 68,334	$ $	2.38 0.90	1/2/2011 7/9/2011

	148,334				3.56%	$409,668	$652,328
Jay Rosenblatt, Senior Vice President, Global Carrier Services	60,000 55,025	$ $	2.38 0.90	1/2/2011 7/9/2011

	115,025				2.76%	$312,784	$498,057
John Melick, Senior Vice President of International Business Development	50,000 45,000	$ $	2.38 0.90	1/2/2011 7/9/2011

	95,000				2.28%	$259,401	$413,053

(1)
The 5% and 10% rates of appreciation are assumptions that are set forth in accordance with Item 402 of Regulation S-K promulgated by the Securities and Exchange Commission (the "SEC") and are not intended to forecast future appreciation, if any, in the value of the Common Stock over such exercise prices.

Aggregated Option Exercises in 2001 and Fiscal Year-End Option Values

        The following table provides certain information about stock options exercised by the Named Executive Officers in the year ended December 31, 2001 and the year-end values of stock options held by the Named Executive Officers on December 31, 2001.

			Number of Unexercised Options at December 31, 2001		Value of Unexercised in-the-Money Options at December 31, 2001(1)
	Shares Acquired on Exercise
Name & Title		Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
K. Paul Singh, Chairman of the Board of Directors, President and Chief Executive Officer	—	—	208,332	803,102	—	—
John F. DePodesta, Executive Vice President	—	—	246,666	326,668	—	—
Neil L. Hazard, Executive Vice President, Chief Operating Officer and Chief Financial Officer	—	—	76,665	196,669	—	—
Jay Rosenblatt, Senior Vice President, Global Carrier Services	—	—	61,665	153,360	—	—
John Melick, Senior Vice President of International Business Development	—	—	51,665	128,335	—	—

(1)
Based upon a closing price per share of the Common Stock of $0.65 on December 31, 2001.

Employment Agreement

        The Company has an employment agreement with Mr. Singh (the "Singh Agreement"). The Singh Agreement initially was a five-year contract, with a term beginning on June 1, 1994 and continuing until May 30, 1999, and now continues from year to year unless terminated. Under the terms of the Singh Agreement, Mr. Singh is required to devote his full-time efforts to the Company as Chairman of the Board, President and Chief Executive Officer. The Company is required to compensate Mr. Singh at an annual rate of at least $250,000 effective January 1, 1997 (which amount is reviewed annually by the Board of Directors and is subject to increase at their discretion). The Company is also obligated to (i) allow Mr. Singh to participate in any bonus or incentive compensation plan approved for senior management of the Company, (ii) provide life insurance in an amount equal to three times Mr. Singh's base salary and disability insurance which provides monthly payments in an amount equal to one-twelfth of his then applicable base salary, (iii) provide medical insurance and (iv) pay annually Mr. Singh's personal tax and financial planning services.

        The Company may terminate the Singh Agreement at any time in the event of his disability or for cause, each as defined in the Singh Agreement. Mr. Singh may resign from the Company at any time without penalty (other than the non-competition obligations discussed below). If the Company terminates the Singh Agreement for disability or cause, the Company will have no further obligations to Mr. Singh. If, however, the Company terminates the Singh Agreement other than for disability or cause, the Company must pay Mr. Singh one-twelfth of his then applicable base salary as severance pay. If Mr. Singh resigns, he may not directly or indirectly compete with the Company's business until six months after his resignation. If the Company terminates Mr. Singh's employment for any reason, Mr. Singh may not directly or indirectly compete with the Company's business until six months after the final payment of any amounts owed to him under the Singh Agreement become due.

STOCK PRICE PERFORMANCE GRAPH

        The graph below compares the Company's cumulative total stockholder return on the Common Stock for the period from the date the Company's Common Stock commenced trading on the NASDAQ National Market System (November 7, 1996) through December 31, 2001, with the cumulative total return of the Standard & Poor's Midcap 400 Index and the Standard & Poor's Telecommunications (Long Distance) Index. The comparison assumes $100 was invested on November 7, 1996 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends. The stockholder return shown on the graph below is not indicative of future performance.

TOTAL SHAREHOLDER RESULTS

Comparison of Cumulative Total Return

	11/7/96	12/31/96	12/31/97	12/31/98	12/31/99	12/29/00	12/31/01
Primus Telecommunications Group, Incorporated	100.00	118.60	150.00	153.49	355.81	21.51	6.05

Standard & Poor's Midcap 400 Index	100.00	102.93	134.26	158.00	179.09	208.12	206.86

Standard & Poor's Telecommunications (Long Distance) Index	100.00	115.39	160.79	258.11	298.28	91.28	86.33

        Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate SEC filings, in whole or in part, the above Performance Graph will not be incorporated by reference into any such filings.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Compensation Committee consists of Messrs. Earle and Hershberg. Set forth below is the full report of the Compensation Committee regarding the compensation of its executive officers on account of fiscal year 2001. Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate SEC filings, in whole or in part, this Compensation Committee Report on Executive Compensation will not be incorporated by reference into any such filings.

General

        During 2001, the compensation of the executive officers was administered and determined by the Compensation Committee of the Board of Directors. The Company's executive compensation programs are designed to attract, motivate and retain the executive talent needed to optimize stockholder value in a competitive environment. The programs are intended to support the goal of increasing stockholder value while facilitating the business strategies and long-range plans of the Company.

Compensation Policy and Philosophy

        The Company's executive compensation policy (i) is designed to establish an appropriate relationship between executive pay and the Company's annual performance against annual budgets and relative to the performance of the peer group of the industry sector, its long-term growth objectives and its ability to attract and retain qualified executive officers, and (ii) is based on the belief that the interests of the executives should be closely aligned with the Company's stockholders. In support of this philosophy, a meaningful portion of each executive's compensation is placed at-risk and linked to the accomplishment of specific results that are expected to lead to the creation of value for the Company's stockholders from both the short-term and long-term perspectives. The Compensation Committee believes that cash compensation in the form of salary and performance-based incentive bonuses provides company executives with short-term rewards for success in operations, and that long-term compensation through the award of stock options encourages growth in management stock ownership which are intended to lead to the creation of value for the Company's stockholders and expansion of management's stake in the long-term performance and success of the Company. The Compensation Committee considers all elements of compensation and the compensation policy when determining individual components of pay.

        The Compensation Committee believes that leadership and motivation of the Company's employees are critical to achieving the objectives of the Company. The Compensation Committee is responsible for ensuring that its executive officers are compensated in a way that furthers the Company's business strategies and which aligns their interests with those of the stockholders. To support this philosophy, the following principles provide a framework for executive compensation: (i) offer compensation opportunities that attract the best talent to the Company; (ii) motivate individuals to perform at their highest levels; (iii) reward outstanding achievement; (iv) retain those with leadership abilities and skills necessary for building long-term stockholder value; (v) maintain a significant portion of executives' total compensation at-risk, tied to both the annual and long-term financial performance of the Company and the creation of incremental stockholder value; and (vi) encourage executives to manage from the perspective of owners with an equity stake in the Company.

Executive Compensation Components

        As discussed below, the Company's executive compensation package is primarily comprised of three components: base salary, annual incentive bonuses and stock options.

        Base Salary.    For 2001, the Compensation Committee approved the base salaries of the executive officers based on (i) salaries paid to executive officers with comparable responsibilities employed by companies with comparable businesses, and (ii) performance and accomplishment of the Company in 2001, which is the most important factor, and (iii) individual performance reviews for 2001 for most executive officers. The Compensation Committee reviews executive officer salaries annually and exercises its judgment based on all the factors described above in making its determination, subject to the terms of such officer's employment agreement. No specific formula is applied to determine the weight of each criteria.

        Annual Incentive Bonuses.    Regular 2001 annual incentive bonuses for the Chief Executive Officer and the other Named Executive Officers were paid based upon the following criteria: (i) the Company's financial performance for the current year, which for 2001 included a significant level of debt and interest expense reduction and accelerated EBITDA generation from cost reductions and increased operational efficiency; (ii) the furthering of the Company's strategic position in the marketplace; and (iii) individual merit. In addition to regular annual incentive bonuses, the Compensation Committee, in November 2001, authorized a special bonus program to provide incentives for enhancing the Company's cash flow attributable to operations for the period from November 2001 to February 2002. Half of the special bonus that is attributable to the success of each applicable Named Executive Officer for November and December 2001 is reflected in the Summary Compensation Table on page 6. In return for the special bonus, each recipient entered into a retention agreement requiring the officer to remain with the Company through October 1, 2002.

        Long-Term Incentive Compensation.    Stock options encourage and reward effective management which results in long-term corporate financial success, as measured by stock price appreciation. The number of options granted during 2001 to each executive officer or employee was based primarily on the executive's or employee's ability to influence the Company's long-term growth and profitability. The Compensation Committee believes that option grants afford a desirable long-term compensation method because they closely ally the interests of management with stockholder value and that grants of stock options are the best way to motivate executive officers to improve long-term stock market performance. The vesting provisions of options granted under the Employee Option Plan are designed to encourage longevity of employment with the Company and generally extend over a three-year period.

Compensation of Chief Executive Officer

        The Compensation Committee believes that K. Paul Singh, the Company's Chief Executive Officer, provides valuable services to the Company and that his compensation should therefore be competitive with that paid to executives at comparable companies. In addition, the Compensation Committee believes that an important portion of his compensation should be based on performance. Mr. Singh's annual base salary for 2001 remained unchanged at $400,000. The annual performance bonus paid to Mr. Singh for 2001 was $375,000. The factors which the Compensation Committee considered in setting his total compensation for the year 2001 were his individual and Company performance and pay practices of peer companies relating to executives of similar responsibility.

Internal Revenue Code Section 162

        The Compensation Committee has reviewed the potential consequences for the Company of Section 162(m) of the Internal Revenue Code, which imposes a limit on tax deductions for annual compensation in excess of one million dollars paid to any of the five most highly compensated executive officers. It is the current policy of the Compensation Committee to maximize, to the extent reasonably possible, the Company's ability to obtain a corporate tax deduction for compensation paid to executive officers of the Company to the extent consistent with the best interests of the Company and its stockholders. In calendar year 2001, the limitation under Section 162(m) had no net tax effect on the Company. The limitations of Section 162(m) are not expected to have a material effect on the Company in calendar year 2002.

Respectfully Submitted,
The Compensation Committee of the Company's Board of Directors
David E. Hershberg (Chairman) Nick Earle

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The Compensation Committee of the Board of Directors consists of Messrs. Earle and Hershberg, who were not at any time officers or employees of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of another entity which has one or more executive officers that will serve as a member of the Board of Directors or the Company's Compensation Committee.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company for fiscal year 2001 with the Company's management, and also has discussed with Deloitte & Touche LLP, the Company's independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61. The Audit Committee has received both the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, and has discussed with Deloitte & Touche LLP the independence of Deloitte & Touche LLP from the Company.

        Based on the foregoing, the Audit Committee recommended to the Board of Directors of the Company that the audited consolidated financial statements of the Company for fiscal year 2001 be included in the Company's Annual Report on Form 10-K filed with the SEC on April 16, 2002.

        In addition, the Audit Committee has considered whether the provision of services by Deloitte & Touche LLP falling under the headings "Financial Systems Design and Implementation Fees" and "All Other Fees" (see "Other Matters—Relationship with Independent Accountants" on page 17 below) is compatible with maintaining the independence of Deloitte & Touche LLP from the Company, and has determined that the provision of such services is compatible with maintaining such independence.

        Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate SEC filings, in whole or in part, this Report of the Audit Committee will not be incorporated by reference into any such filings.

Respectfully submitted,
The Audit Committee of the Company's Board of Directors
John G. Puente (Chairman) Douglas M. Karp

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

        As of March 31, 2002, the Company had 584 registered holders of record of its Common Stock. For purposes of this filing, beneficial ownership of securities is defined in accordance with the rules of the SEC and means generally the power to vote or exercise investment discretion with respect to securities, regardless of any economic interests therein. Except as otherwise indicated, the Company believes that the beneficial owners of the securities listed below have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

        The following table sets forth, as of March 31, 2002, certain information as to the beneficial ownership of shares of the Common Stock, including shares of Common Stock as to which a right to acquire beneficial ownership existed (for example, through the exercise of Common Stock options that are exercisable as of, and within 60 days from, March 31, 2002), within the meaning of Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, by each person or group who is known to the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, by each director or nominee for director, by the Named Executive Officers, and by all directors and executive officers as a group. Unless otherwise indicated, each person had, as of March 31, 2002, sole voting power and sole investment power with respect to the Company's shares, subject to community property laws as applicable.

Name and Business Address	Number of Shares of Common Stock Beneficially Owned (1)	Percentage of Outstanding Shares of Common Stock (2)
K. Paul Singh (3) 1700 Old Meadow Road McLean, VA 22102	4,097,020	6.3%
Warburg, Pincus Investors, L.P. (4) 466 Lexington Avenue New York, NY 10017	3,875,689	6.0%
RS Investment Management Co. LLC (5) 388 Market Street, Suite 200 San Francisco, CA 94111	11,426,867	17.6%
Wellington Management Co., LLP (6) 75 State Street Boston, MA 02109	3,119,000	4.8%
John Melick (7) 1700 Old Meadow Road McLean, VA 22102	188,203	*
John F. DePodesta (8) 1700 Old Meadow Road McLean, VA 22102	599,455	*
David E. Hershberg (9) 1700 Old Meadow Road McLean, VA 22102	61,660	*
Douglas M. Karp (10) 1700 Old Meadow Road McLean, VA 22102	15,000	*

John G. Puente (11) 1700 Old Meadow Road McLean, VA 22102	147,190	*
Neil L. Hazard (12) 1700 Old Meadow Road McLean, VA 22102	133,279	*
Jay Rosenblatt (13) 1700 Old Meadow Road McLean, VA 22102	171,627	*
Nick Earle (14) 1700 Old Meadow Road McLean, VA 22102	30,000	*
Danielle Saunders (15) 1700 Old Meadow Road McLean, VA 22102	51,285	*
All executive officers and directors as a group (16) 1700 Old Meadow Road McLean, VA 22102	5,494,719	8.3%

*
Less than 1% of the outstanding Common Stock.
(1)
Shares of Common Stock subject to options or warrants currently exercisable or which become exercisable on or prior to 60 days from March 31, 2002 are deemed outstanding for computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person.
(2)
Based upon 64,775,097 shares of Common Stock outstanding as of March 31, 2002.
(3)
Includes 381,886 shares of Common Stock owned by Mr. Singh's family, 479,900 shares of Common Stock held by two private foundations of which Mr. Singh is the president and a director and 7,879 shares held in a 401(k) plan of which Mr. Singh is a beneficiary. Also includes 328,332 shares of Common Stock issuable upon the exercise of options granted to Mr. Singh.
(4)
E.M. Warburg, Pincus & Co., LLC, a New York limited liability company ("E.M. Warburg"), manages Warburg, Pincus. Warburg, Pincus & Co., a New York general partnership ("WP"), the sole general partner of Warburg, Pincus, has a 20% interest in the profits of Warburg, Pincus as the general partner. Lionel I. Pincus is the managing partner of WP and the managing member of E.M. Warburg and may be deemed to control both WP and E.M. Warburg.
(5)
Based on a Schedule 13G dated February 14, 2002, RS Investment Management Co. LLP has reported that it may be deemed to be the beneficial owner of 11,426,867 shares of Common Stock.
(6)
Based on a Schedule 13G dated February 12, 2002, Wellington Management Co. LLP has reported that it may be deemed to be the beneficial owner of 3,119,000 shares of Common Stock.
(7)
Includes 81,665 shares of Common Stock issuable upon the exercise of options granted to Mr. Melick.
(8)
Includes 318,666 shares of Common Stock issuable upon the exercise of options granted to Mr. DePodesta.

(9)
Includes 30,000 shares of Common Stock issuable upon the exercise of options granted to Mr. Hershberg.
(10)
Includes 15,000 shares of Common Stock issuable upon the exercise of options granted to Mr. Karp.
(11)
Includes 15,000 shares of Common Stock issuable upon the exercise of options granted to Mr. Puente.
(12)
Includes 124,998 shares of Common Stock issuable upon the exercise of options granted to Mr. Hazard.
(13)
Includes 97,666 shares of Common Stock issuable upon the exercise of options granted to Mr. Rosenblatt and 3,381 shares owned jointly with his spouse.
(14)
Includes 30,000 shares of Common Stock issuable upon the exercise of options granted to Mr. Earle.
(15)
Includes 44,997 shares of Common Stock issuable upon the exercise of options granted to Ms. Saunders.
(16)
Consists of 10 persons and includes 1,086,324 shares of Common Stock issuable upon the exercise of options granted to directors and executive officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Satellite Earth Station

        In June 1999, the Company contracted with a vendor to provide one satellite earth station in Australia and to provide, operate and maintain a satellite link between the Company's router in Los Angeles, California and the earth station. David Hershberg, one of the Company's directors, is the chairman, president and a stockholder of the vendor providing such services. The Company paid the vendor an approximately $100,000 one-time charge in 2000 and pays a monthly charge of $144,000.

Executive Officer Loans

        On January 5, 2001, the Company loaned Neil L. Hazard the principal amount of $786,147 in the form of a full recourse note. The loan was made in connection with the exercise of options which were expiring and was payable in full five years from the date of agreement (subject to earlier repayments upon the termination of the officer's employment under certain circumstances) and was secured by shares of the Company's Common Stock obtained upon exercise of such options. Interest is compounded quarterly at a rate of 6% per annum and payable upon maturity. The portion of this note related to the issuance of stock was reflected as a reduction of additional paid-in capital. In November 2001, the Company's Board of Directors approved a rescission of the exercise of Mr. Hazard's options and as a result, the note was cancelled, the options expired and compensation expense of $0.5 million was recorded.

        On December 13, 2000, the Company loaned Jay Rosenblatt the principal amount of $268,500. This loan is payable in full five years from the date of agreement (subject to earlier repayments upon the termination of Mr. Rosenblatt's employment under certain circumstances) and is secured by shares of the Company's Common Stock and is full recourse notes. Interest is compounded quarterly at a rate of 6% per annum and payable upon maturity. In February 2002, the Company entered into a Retention Agreement with Mr. Rosenblatt which provided that the personal recourse feature of the notes would be removed if Mr. Rosenblatt remained employed with the Company through May 1, 2003. The shares of the Company's Common Stock acquired upon exercise of Mr. Rosenblatt's options will continue to be held by the Company as collateral for the notes, which collateral had a value of $14,657 at March 31, 2002.

        On November 30, 2000, the Company loaned John Melick the principal amount of $209,823. This loan is payable in full five years from the date of agreement (subject to earlier repayments upon the termination of Mr. Melick's employment under certain circumstances) and is secured by shares of the Company's Common Stock and is full recourse notes. Interest is compounded quarterly at a rate of 6% per annum and payable upon maturity. In February 2002, the Company entered into a Retention Agreement with Mr. Melick which provided that the personal recourse feature of the notes would be removed if Mr. Melick remained employed with the Company through May 1, 2003. The shares of the Company's Common Stock acquired upon exercise of Mr. Melick's options will continue to be held by the Company as collateral for the notes, which collateral had a value of $34,486 at March 31, 2002.

        On November 21, 2000, the Company loaned John DePodesta the principal amount of $551,320. This loan is payable in full five years from the date of agreement (subject to earlier repayments upon the termination of Mr. DePodesta's employment under certain circumstances) and is secured by shares of the Company's Common Stock and is full recourse notes. Interest is compounded quarterly at a rate of 6% per annum and payable upon maturity. In February 2002, the Company entered into a Retention Agreement with Mr. DePodesta which provided that the personal recourse feature of the notes would be removed if Mr. DePodesta remained employed with the Company through May 1, 2003. The shares of the Company's Common Stock acquired upon exercise of Mr. DePodesta's options will continue to be held by the Company as collateral for the notes, which collateral had a value of $51,729 at March 31, 2002.

Proposed Stock Option Exchange Program

        The Compensation Committee of the Board of Directors has authorized a stock option exchange program for employees of the Company. Subject to compliance with applicable securities law, the Company plans to offer employees the right to exchange stock options with an exercise price of $2.00 or more for a like number of options which will vest ratably each year over a two-year period. It is expected that the exercise price of the replacement options will be set based upon the market value of common stock approximately seven months from the date the program is initiated (unless extended or altered). The number of options eligible to be exchanged under this option exchange program would be 4,191,310 out of 6,294,285 currently outstanding options.

OTHER MATTERS

Other Business

        The Board of Directors knows of no other matters that will be presented at the Annual Meeting other than as set forth in this Proxy Statement. However, if any other matter properly comes before the meeting, or any adjournment or postponement thereof, it is intended that proxies in the accompanying form will be voted, to the extent permitted by applicable law, in accordance with the judgment and at the discretion of the persons named therein.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who own more than ten percent of a registered class of the Company's equity securities (collectively, "Reporting Persons") to file with the Securities and Exchange Commission initial reports of changes in ownership of the Common Stock and other equity securities of the Company. Reporting Persons are additionally required to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of Forms 4 and 5 filed by the Reporting Persons for the 2001 reporting season, the Company is aware of no late filings or omissions by the Reporting Persons.

Relationship with Independent Accountants

        The Company's consolidated financial statements for the fiscal year ended December 31, 2001 have been audited by Deloitte & Touche LLP. Representatives of Deloitte & Touche LLP are expected to be available at the meeting to respond to appropriate questions and to make a statement if they desire to do so.

        For services rendered during or in connection with the Company's fiscal year 2001, as applicable, Deloitte & Touche LLP billed the following fees:

Audit Fees	$1,298,791
All Other Fees	$939,724

Annual Report

        A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission accompanies this Proxy Statement.

Stockholders Proposals

        In order for any proposal pursuant to Rule 14a-8 of the rules promulgated under the Securities Exchange Act of 1934 to be eligible for inclusion in the Company's proxy materials for the 2003 Annual Meeting of Stockholders, such proposal must, in addition to meeting the stockholder eligibility and other requirements of the Securities and Exchange Commission's rules governing such proposals, be received not later than December 31, 2002 by the Secretary of the Company at the Company's principal executive offices, 1700 Old Meadow Road, McLean, Virginia 22102.

Solicitation of Proxies

        The cost of solicitation of proxies by the Board of Directors will be borne by the Company. Proxies may be solicited by mail, personal interview, telephone, facsimile or telegraph and, in addition, directors, officers and regular employees of the Company may solicit proxies by such methods without additional remuneration. Banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the proxy materials to beneficial owners in order to solicit authorizations for the execution of proxies. The Company will, upon request, reimburse such banks, brokerage houses and other institutions, nominees and fiduciaries for their expenses in forwarding such proxy materials to the beneficial owners of the Common Stock.

THE COMPANY WILL PROVIDE TO EACH PERSON SOLICITED, WITHOUT CHARGE EXCEPT FOR EXHIBITS, UPON REQUEST IN WRITING, A COPY OF ITS ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001. REQUESTS SHOULD BE DIRECTED TO INVESTOR RELATIONS, PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED, 1700 OLD MEADOW ROAD, MCLEAN, VIRGINIA 22102.

STOCKHOLDERS ARE URGED TO IMMEDIATELY MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

By Order of the Board of Directors,

K. Paul Singh Chairman of the Board of Directors, President and Chief Executive Officer

APPENDIX A
AUDIT COMMITTEE CHARTER

CONTINUOUS ACTIVITIES—GENERAL

1.
Provide an open venue of communication between the independent auditor, management, and the Board of Directors.

2.
Meet four times per year or more frequently as circumstances require. The Committee may ask the members of management or others to attend meetings and provide information as necessary.

3.
Confirm and assure the independence of the independent auditor and the objectivity of management.

4.
Review and assure the coordination of the audit efforts, and the effective use of audit resources.

5.
Inquire of management and the independent auditor about significant risks or exposures and assess the steps management has taken to minimize such risk.

6.
Consider and review with the independent auditor and management:

•
The adequacy of the Company's internal controls including computerized information system controls and security.

•
Related findings and recommendations of the independent auditor together with management's responses.

7.
Consider and review with management, and the independent auditor:

•
Significant findings during the year, including the status of previous audit recommendations.

•
Any difficulties encountered in the course of audit work including any restrictions on the scope of activities or access to required information.

8.
Meet periodically with the independent auditor and management in separate executive sessions to discuss any matters the Committee or these groups believe should be discussed privately with the Audit Committee.

9.
Report periodically to the Board of Directors on significant results of the foregoing activities.

10.
Instruct the independent auditor that the Board of Directors, as the members' representative, is the auditor's client.

CONTINUOUS ACTIVITIES—RE: REPORTING SPECIFIC POLICIES

1.
Advise financial management and the independent auditor they are expected to provide a timely analysis of the significant current financial reporting issues and practices.

2.
Provide that financial management and the independent auditor discuss with the audit committee their qualitative judgments about appropriateness, not just the acceptability, of accounting principals and financial disclosure practices used or proposed to be adopted by the Institute and, particularly, about the degree of aggressiveness or conservatism of its accounting principles and underlying estimates.

3.
Inquire as to the auditor's independent qualitative judgments about appropriateness, not just the acceptability, of the accounting principles and the clarity of the financial disclosure practices used or proposed to be adopted by the Institute.

4.
Inquire as to the auditor's views about whether management's choices of accounting principles are conservative, moderate, or aggressive, and whether those principles are common practice or are minority practices.

5.
Determine, as regards to new transactions or events, the auditor's reasoning for the appropriateness of the accounting principles and disclosure practices.

6.
Assure that the auditor's reasoning is described in determining the appropriateness of changes in accounting principles and disclosure practices.

SCHEDULED ACTIVITIES

1.
Consider, in consultation with the independent auditor and management, the audit scope and plan of the independent auditor.

2.
Review with management and the independent auditor the results of annual audits and related comments including:

•
The independent auditor's audit of the Company's annual financial statements, accompanying footnotes and its report thereon.

•
Any significant changes required in the independent auditor's audit plans.

•
Any difficulties or disputes with management encountered during the course of the audit.

•
Other matters related to the conduct of the audit which are to be communicated to the Audit Committee under generally accepted auditing standards.

3.
Describe in Company's annual proxy statement the Committee's composition and responsibilities, and how they were discharged.

4.
Assure that the auditor's reasoning is described in accepting or questioning significant estimates by management.

5.
Review and update the Committee's charter annually.

"WHEN NECESSARY" ACTIVITIES

1.
Review and approve requests for any management consulting engagement to be performed by the Company's independent auditor and be advised of any other study undertaken at the request of management that is beyond the scope of the audit engagement letter.

2.
Review periodically with general counsel legal and regulatory matters that may have a material impact on the Company's financial statements, compliance policies and programs.

3.
Conduct or authorize investigations into any matters within the Committee's scope of responsibilities. The Committee shall be empowered to retain independent counsel and other professionals to assist in the conduct of any investigations.

2

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          The undersigned, revoking all previous proxies, hereby appoints K. Paul Singh and John F. DePodesta, and each of them acting individually, as the attorney and proxy of the undersigned, with full power of substitution, to vote, as indicated below and in their discretion upon such other matters as may properly come before the meeting, all shares which the undersigned would be entitled to vote at the Annual Meeting of the Stockholders of the Company to be held on June 6, 2002, and at any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER.

IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF THE ELECTION OF MESSRS. SINGH AND DEPODESTA AS DIRECTORS.

Election of Directors	FOR the nominees listed below (except as marked to the contrary below) / /	WITHHOLD AUTHORITY to vote for the nominees listed below / /

Nominees:  For a three-year term expiring at the 2005 Annual Meeting—K. Paul Singh and John F. DePodesta

(Instruction: To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) on the line below.)

PLEASE DATE AND SIGN YOUR PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY.

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE HEREOF. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

        THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT.

Signature of Stockholder

Signature of Stockholder

Date:	, 2002

NOTE: PLEASE SIGN THIS PROXY EXACTLY AS NAME(S) APPEAR ON YOUR STOCK CERTIFICATE, WHEN SIGNING AS ATTORNEY-IN-FACT, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE ADD YOUR TITLE AS SUCH, AND IF SIGNER IS A CORPORATION, PLEASE SIGN WITH FULL CORPORATE NAME BY A DULY AUTHORIZED OFFICER OR OFFICERS AND AFFIX THE CORPORATE SEAL. WHERE STOCK IS ISSUED IN THE NAME OF TWO (2) OR MORE PERSONS, ALL SUCH PERSONS SHOULD SIGN.

QuickLinks

PROPOSAL 1 ELECTION OF DIRECTORS
Nominees for Election to the Board of Directors for a Three-Year Term Expiring at the 2005 Annual Meeting of Stockholders
Incumbent Directors—Terms Expiring at the 2003 Annual Meeting of Stockholders
Incumbent Directors—Terms Expiring at the 2004 Annual Meeting of Stockholders
EXECUTIVE COMPENSATION AND OTHER INFORMATION
STOCK PRICE PERFORMANCE GRAPH
TOTAL SHAREHOLDER RESULTS
Comparison of Cumulative Total Return
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
REPORT OF THE AUDIT COMMITTEE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
OTHER MATTERS
APPENDIX A AUDIT COMMITTEE CHARTER